Filed pursuant to Rule 433

Registration No. 333-279392

June 17, 2025

Final Term Sheet
USD 3,000,000,000 4.000% Global Notes due 2027

Terms:

Issuer:	KfW
Guarantor:	Federal Republic of Germany
Aggregate Principal Amount:	USD 3,000,000,000
Denomination:	USD 1,000
Maturity:	June 28, 2027
Redemption Amount:	100.0%
Interest Rate:	4.000% per annum, payable semi-annually in arrear
Date of Pricing:	June 17, 2025
Closing Date:	June 25, 2025
Interest Payment Dates:	December 28 and June 28 in each year
First Interest Payment Date:	December 28, 2025 (for interest accrued from, and including, June 25, 2025 to, but excluding, December 28, 2025)
Interest Payable on First Interest Payment Date:	USD 61,000,000.00 (for aggregate principal amount of USD 3,000,000,000)
Currency of Payments:	USD
Price to Public/Issue Price:	100.000%
Underwriting Commissions:	0.075%
Proceeds to Issuer:	99.925%
Format:	SEC-registered global notes
Listing:	Luxembourg Stock Exchange (regulated market)
Business Day:	New York
Business Day Convention:	Following, unadjusted
Day Count Fraction:	30/360
Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main
Gross-Up:	No gross-up if tax deduction or withholding is imposed
Cross-Default:	None
Clearing System:	DTC (deliverable through CBL and Euroclear)
ISIN:	US500769KL78
CUSIP:	500769 KL7
Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings
Managers:	BofA Securities CIBC Capital Markets Crédit Agricole CIB RBC Capital Markets
Stabilization Manager:	RBC Capital Markets, LLC
Registrar:	Citibank, N.A., London Branch
Paying Agent:	Citibank, N.A., London Branch
Additional Paying Agent:	Citibank Europe Plc, Germany Branch

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

The prospectus supplement relating to the notes is available under the following link:

https://www.sec.gov/Archives/edgar/data/821533/000110465924072159/tm2414155-6_424b3.htm.

KfW’s base prospectus relating to the notes is available through the following link:

https://www.sec.gov/Archives/edgar/data/821533/000110465924072153/tm2414155-4_424b3.htm.

Alternatively, RBC Capital Markets, LLC will arrange to send you the prospectus, which you may request by calling toll-free +1-866-375-6829.

Notice by BofA Securities Europe SA, CIBC Capital Markets (Europe) S.A. and Crédit Agricole Corporate and Investment Bank (the “EU Manufacturers”) to Distributors regarding MiFID II Product Governance

The EU Manufacturers acting in their capacity as manufacturers of the notes in the meaning of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”) hereby inform prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by the EU Manufacturers in respect of the notes in accordance with the product governance rules under MiFID II has led the EU Manufacturers to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients each as defined in MiFID II; and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the EU Manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the EU Manufacturers’ target market assessment), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

Notice by Crédit Agricole Corporate and Investment Bank to Distributors regarding UK MiFIR Product Governance

Crédit Agricole Corporate and Investment Bank (the “UK Manufacturer”) acting in its capacity as manufacturer of the notes for the purposes of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”), hereby informs prospective distributors for the purpose of the UK MiFIR Product Governance Rules that the target market assessment made by the UK Manufacturer in respect of the notes in accordance with the UK MiFIR Product Governance Rules has led the UK Manufacturer to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients, each as defined in Regulation 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the notes are appropriate. Any distributor should take into consideration the target market assessment of the UK Manufacturer; however, a distributor subject to UK MiFIR Product Governance Rules is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the target market assessment of the UK Manufacturer), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

1 A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.